Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Form S-1 (Nos. 333-260210 and 333-214486), Form S-3 (Nos. 333-239710 and 333-222190) and Form S-8 (Nos. 333-189898 and 333-248206) of our report dated July 1, 2022, on our audits of the consolidated financial statements as of March 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about July 1, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 1, 2022